ONE PRICE CLOTHING STORES, INC. AND
SUBSIDIARY

EXHIBIT 15 -- ACKNOWLEDGEMENT OF DELOITTE
& TOUCHE LLP,  INDEPENDENT ACCOUNTANTS

One Price Clothing Stores, Inc.:

We have made a review, in accordance with standards established by the American
Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of One
Price Clothing Stores, Inc. and subsidiary for the three-month periods ended April 1, 1995 and April 2, 1994, as indicated in our report dated April 14, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly
Report on Form 10-Q for the quarter ended
April 1, 1995, is incorporated by
reference in Registration Statements No.
33-20529, 33-31623, and 33-48091 on Form
S-8 pertaining to the 1987 Stock Option
Plan, the 1988 Stock Option Plan, and the
1991 Stock Option Plan, respectively, of
One Price Clothing Stores, Inc.

We also are aware that the above mentioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections
7 and 11 of that Act.





DELOITTE & TOUCHE LLP

Greenville, South Carolina

May 1, 1995